MINING LEASE
                                  ------------

         THIS LEASE AGREEMENT, entered into this 8th, day of December , 1987, by and between the CITY OF WALLACE, a municipal corporation organized under the laws of the state of Idaho, party of the first part and hereinafter referred to as the "LESSOR", and WALLACE SILVER,INC., an Idaho Corporation, having its principal place of business within the City of Wallace, County of Shoshone, State of Idaho, party of the second part, hereinafter referred to as the "LESSEE".

         W I T N E S S T H:
         ------------------

         The LESSOR and LESSEE both own certain mineral rights situated within the exterior boundaries of the City of Wallace, Shoshone County, State of Idaho and the parties desire to enter into a lease whereby the LESSOR will lease its mineral rights to the LESSEE.

         NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. The LESSOR does hereby let, lease and demise to the LESSEE, for the term of TWENTY FIVE (25) years pursuant to Idaho Code, Section 50-234, subject to the right to renew as set forth in paragraph 1.3, the exclusive right and privilege in the LESSEE to mine for and extract any and all minerals which may underly the surface of the real property within the exterior geographical boundaries of the City of Wallace, County of Shoshone, State of Idaho, which are presently owned by said LESSOR.

                  1.1 Attached hereto as Exhibit "A" is a map setting forth the real property and mineral rights thereto owned by the LESSOR and which is commonly referred to herein as 'they property' the subject of this lease.



MINING LEASE - 1

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                  1.2 This  lease  shall not extend to any  property  the LESSOR acquires via annexation, gift or otherwise after the effective date of this lease.

                  1.3 This lease will be for a period of TWENTY FIVE (25) years with the option of LESSEE to renew this lease for an additional TWENTY FIVE (25) years if LESSEE is and has been pursuing efforts to interest a third party to explore and develop the property, taking into account economic conditions existing and the condition of the mining industry in general, including the market price of precious metals. As a further condition of renewal, LESSEE shall be in good standing with the State of Idaho and federal authorities, as applicable.

         2. It is understood between the parties hereto that with some exceptions, the LESSEE is the owner of the remaining subsurface mineral rights within the exterior boundaries of the city of Wallace, County of Shoshone, State of Idaho, and that the LESSEE and/or its assignees would intend to explore and develop the mineral rights owned by the LESSOR and the LESSEE jointly. In this regard it is specifically understood by and between the parties hereto that the LESSEE intends to enter into certain negotiations with a third party for the exploration and development of the mining properties owned by the LESSOR and the LESSEE and to receive from the exploration and development therefrom certain royalties to be paid by said third party for minerals extracted from the properties of the LESSOR and the LESSEE. In this regard, it is understood and agreed by the parties hereto that in consideration of the lease granted hereunder by the LESSOR to the LESSEE, that the LESSOR shall be entitled to receive THIRTY per cent (30%) of any and all gross payments received under any lease or other mining agreement pertaining to any production, exploration, development, or rights of access for any of the property.


MINING LEASE - 2

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                  2.1 The percentage  payment shall be made to the LESSOR within
         THIRTY (30) days of receipt of the same by the LESSEE from the third party. Proof of the amount received as well as a copy of the exploration agreement shall be provided to the LESSOR.

                  2.2 As additional consideration, LESSEE agrees to issue and deliver 100,000 shares of Wallace Silver, Inc. common stock to the LESSOR. Said stock shall be restricted within the meaning of Federal and State Securities Law and is the subject of specific agreement between Lessor and Lessee.

         3. It is understood and agreed by the LESSEE that in accordance with Idaho Code, Section 50-234, that the surface of said property shall, to the extent provided by said statute, in no wise be interfered with or disturbed, by the LESSEE in the mining and extraction of any and all minerals which may be found within the property herein leased by the LESSOR.





MINING LEASE - 3

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                  3.1 It is expressly  understood  and agreed by and between the
         LESSOR and the LESSEE that all work which may be performed under the terms of this lease agreement by the LESSEE and/or its assignee, shall be performed in such a manner and at such depths below the surface as will not cause or result in any caving or settlement of the surface or any damage to any buildings or other structures on the surface and situated within the exterior boundaries of the City of Wallace, County of Shoshone, State of Idaho.

                  3.2 No mining shall occur within 500 feet of the surface of the property.

                  3.3 LESSEE shall not conduct any surface activities within the City of Wallace without having first obtained approval from the City of Wallace Planning & Zoning Commission for said any surface activities.

                           3.3.1 If said Planning & Zoning  Commission  approves
                  diamond drilling activities, the LESSEE agrees as follows:

                                    3.3.1.1 All drill holes will be plugged with
                           a concrete plug.

                                    3.3.1.2  All  drilling  residues  and debris
                           will be removed from the area and the area restored to its original condition.

         4. It is expressly understood and agreed that the LESSEE may either choose to explore and/or develop the mineral rights of the LESSOR subject to this agreement or to engage a third party assignee to perform such exploration and/or development. The LESSOR hereby agrees that the LESSEE shall have the right to assign this agreement and all rights pertaining thereto.


MINING LEASE - 4

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                  4.1 However, the LESSEE shall not assign,  sublease,  or enter into any agreement affecting the property without the express written consent of the LESSOR. The City may not withhold its consent to an exploration and/or development agreement with a third party if said third party is a bona fide and recognized development or exploration company. The intent being: the LESSOR'S only grounds for refusing to give its consent would be based on the lack of expertise and qualifications of the third party.

                  4.2 If LESSEE is acquired by merger, consolidation, or sale of assets, then this agreement between the parties is subject to termination, provided there is a reasonable good faith basis far the termination.

                           4.2.1 The LESSEE shall promptly  notify the LESSOR in
                  writing if any of the above events set forth in paragraph 4.2 have taken place. Thereafter, the LESSOR shall have THIRTY
                  (30) days to notify the LESSEE if it intends to declare the lease terminated.

                  4.3 LESSEE agrees to allow the Lessor access to LESSEE'S records, books and accounts covering the operations of the property upon reasonable prior notice. The LESSOR shall also have access to the property. In any agreement that LESSEE negotiates with a third party for exploration and development, the LESSEE intends to secure access to that company's books and records and the property covered by that, agreement. The LESSOR will have the same access rights that LESSEE obtains. Attached hereto as Exhibit "B" are the type of provisions LESSEE will negotiate for and endeavor to secure. The terms set forth in Exhibit "B" are for illustrative purposes only.



MINING LEASE - 5

         5. This lease of subsurface minerals is intended to and does convey according to the terms and conditions hereof to the LESSEE and/or its assignees during the term of this agreement and any renewal or extension thereof, all veins, fissures, stringers or other mineral bearing structures and all ores therein containing precious or base metals, including but not limited to, silver, lead, zinc, gold and copper, together with the right to enter into the above described property by such underground tunnels, drifts, crosscut, laterals, raises, winzes or other necessary or appropriate openings as in the judgment of the LESSEE and/or its assignees shall be necessary or convenient in its exploration and/or development of the property of the LESSOR.

                  5.1 Oil and gas rights are excluded from this lease.

         6. The Lessee, any and all future third parties contracted with, or any and all fourth party contractors will hold the Lessor from harm, liability, or free from any and all legal suits brought against the contracting agents to include all parties above listed. The Lessor shall be saved harmless from any liability or costs, except for the Lessor's own negligence.


MINING LEASE - 6

         7. This lease shall be effective  upon due  compliance  with Idaho Code
Section 50-234.

         IN WITNESS WHEREOF, the LESSOR has caused these presents to be signed by its duly authorized Mayor and attested to by its City Clerk, and the LESSEE has caused these presents to be signed by its duly authorized President and attested thereto by its duly authorized secretary, the day and year first above written.

                                        CITY OF WALLACE


                                        By  /s/
                                          ---------------------------------
                                              Mayor

Attest:

  /s/
---------------------------------
      City Clerk

                                        WALLACE SILVER, INC.


                                        By  /s/
                                          ---------------------------------
                                               President

Attest:


  /s/
---------------------------------
      Secretary





MINING LEASE - 7

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STATE OF IDAHO     )
                   )ss
County of Shoshone )

         On this 8th day of December, 1987, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared Maurice Pellissier and Judith E. Burks , Mayor and City Clerk, respectively, of the CITY OF WALLACE, the municipal corporation whose name is subscribed to the foregoing instrument and acknowledged to me that such municipal corporation executed the same.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.


                                             /s/
                                            ------------------------------------
                                            Notary Public in and for the State
                                            of Idaho, residing at: Wallace
                                            Idaho.
                                            My commission Expires: Dec. 26, 1992
                                                                  --------------

STATE OF IDAHO     )
                   )ss

County of Shoshone )

         On this 8th day of December , 1987, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared Donald P. Almquist and Marjorie P. Almquist, President and Secretary, respectively, of WALLACE SILVER, INC., the corporation whose name is subscribed to the foregoing instrument and acknowledged to me that such corporation executed the same.






MINING LEASE - 8

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         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.


                                           /s/
                                           -------------------------------------
                                           Notary Public in and for the State of
                                           Idaho, residing at: Mullan
                                           Idaho.
                                           My Commission Expires:  9/3/91



MINING LEASE - 9

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[GRAPHIC OMITTED]

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                                  EXHIBIT "B",

                          Progress Reports; Inspection
                          ----------------------------

         Within twenty (20) days after the end of each calendar quarter operator shall furnish to W.S. progress reports showing the character and amount of work performed by Operator during the preceding calendar year on the Property, which reports shall identify the place or places where said work was performed.

                  Operator shall maintain at its office all sample data, geological maps, and other items of information resulting from such work. W.S. shall have the right to make and remove copies of all such data but W.S. shall not remove original documents without written consent of Operator.

                  Operator shall retain samples splits, drill core, mill retainers or other samples as are dictated by good geologic, mining or metallurgical practice. Such samples shall be the property of W.S. , but shall not be removed from Operator's control until termination of this Lease, at which time they shall be promptly removed by W.S.

                  W.S. hereby agrees that it shall only publish such results, data and information from Operator's work as are required by law and rules and regulations of the Securities and Exchange Commission, unless it first obtains prior agreement and consent in writing.

         W.S. 's authorised representatives may during normal business hours i-srpect.. the information or samples required to be kept by Operator pursuant to this agreement and on at least one day's notice (which notice need not be in writing) may enter upon the Property and inspect the work performed by the operator pursuant to this Lease.

                  Entry upon the Property by W.S. or its authorized representatives shall be at W.S.'s risk. W. S. indemnifies and holds Operator harmless for any claim, damage, or demand by reason of injury to representatives, invitees or the like, incurred as a result of their inspecting the Property.

                         Books and Records: Statements.
                         -----------------------------

         Operator shall maintain at the office of the Operator or such other office within the County of Shoshone, records and accounts consistent with those ordinarily kept by mining ventures, covering operations on the Property, including the mining, milling, other metallurgical processing, sale and disposal of ores and concentrates; such books, records and accounts to be kept in accordance with generally accented principles and practices of accounting.

         Within twenty (20) days after the end of each calendar quarter Operator shall furnish W.S. statements showing in reasonable detail the financial results of operations conducted on or associated vith the Property or the products mined therefrom during the preceding quarter.

         If within thirty (30) days after receipt by W.S. of any statement rendered to it by Operator , W.S. does not object in writing to said statement, there shall be conclusively deemed to be an account stated between the parties, and such account shall be conclusively deemed correct.

         The books and records of Operator insofar as they relate to operations on the Property pursuant to this Lease shall be open to the inspection of W.S. or its duly authorized representatives during regular business hours of operator.

                  Once during each calendar year W.S. ,may at its sole cost and expense, make or have made an audit of the accounts and records of operator concerning operations on the Property, provided W.S. notifies Operator of its intention to cause such an audit to be made thirty (30) days in advance of such date.


                                      -2-